Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of November 7, 2017 (the “Amendment”), between International Seaways, Inc. (the “Company”) (assigned from Overseas Shipholding Group, Inc. (“OSG”) pursuant to that certain Employment Matters Agreement between the Company and OSG dated as of November 30, 2016) and Adewale O. Oshodi (the “Executive”).

WHEREAS, OSG. and the Executive have entered into an employment agreement, dated September 29, 2014, as amended by Amendment No. 1 to the Employment Agreement, dated March 2, 2015 (the “Employment Agreement”).

WHEREAS, the rights and obligations of OSG under the Employment Agreement have been assigned to the company;

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in accordance with Section 13(c) thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuabale consideration, the parties agree as follows:

1.       Section 6(a)(C) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

(C)       Bonus Payment. In a single lump sum within 30 days following the Date of Separation from Service, an amount equal to the Target Bonus as in effect for the year in which the Date of Separation from Service occurs (such lump sum, the “Separation Payment”).

2.       The terms and conditions of the Employment Agreement, as amended by this Amendment, shall remain in full force and effect.

3.       This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

Adewale O. Oshodi

/s/ Adewale O. Oshodi

International Seaways, Inc.

/s/ Lois K. Zabrocky
Name: Lois K. Zabrocky
Title: Chief Executive Officer